UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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FIRST AMERICAN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THESE SUPPLEMENTAL PROXY MATERIALS PROVIDE ADDITIONAL INFORMATION REGARDING OUR 2021 ANNUAL MEETING OF STOCKHOLDERS.

THESE MATERIALS SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

April 23, 2021

Dear Stockholders:

We write to you in response to the April 15, 2021 voting recommendations published by the leading proxy advisory firm and, in particular, its unwarranted recommendation against our say-on-pay proposal.  As noted in that firm’s report, First American’s total shareholder return outperformed its GICS industry group over the one- and five-year periods and was in-line with performance over the three-year period.  This is consistent with First American’s excellent overall performance since it became a separate public company on June 1, 2010 – our annualized total shareholder return since then has been 17.5%, 200 basis points higher than the S&P 500.

Nevertheless, under that firm’s proprietary quantitative screen, which assesses First American’s performance relative to the firm’s selected peer group – only two (or 11%) of which are title insurance companies – we were rated of “medium concern”.  This, as noted in the report, was the first year we triggered its quantitative screen and, presumably, precipitated their qualitative concerns.  We note that the other major proxy advisory firm has recommended that our stockholders vote for our say-on-pay proposal.

The leading proxy advisory firm appears to take issue with two aspects of our 2020 compensation program: (1) the setting of 2020 plan targets below the actual results for 2019 and (2) the use of the same metrics for our short-term incentive payment and what it identifies as “performance-based equity awards”.

With respect to the targets for our 2020 annual incentive plan, while we acknowledge that the pretax margin and return on equity targets, both at 12.2%, were below the 2019 results of 13.6% and 15.5%, respectively, we note the following:

•

The leading proxy advisory firm failed to consider that 2019 was a record year for First American – in that year we posted the highest pretax margin and return on equity in our 10-year history as a separate public company;

•	2020 was the second-best year for First American – second only to 2019;

•	Our CEO’s compensation for 2020 decreased 15% relative to 2019;

•	The leading proxy advisory firm’s suggestion that annual incentive targets should be set above the prior year’s result ignores the cyclical nature of our business;

1 First American Way, Santa Ana, CA 92707

www.firstam.com • NYSE: FAF

April 23, 2021

•

Given the cyclical nature of our business, annual incentive targets are derived from the annual financial plan, which is approved by our Board of Directors and is the result of a rigorous process that contemplates difficult to forecast levels of real estate activity, mortgage originations and interest rates, among other factors;

o	For example, at the time our Board of Directors approved the 2020 financial plan the Mortgage Bankers Association had forecast that mortgage originations in 2020 would be down 7.2% over 2019; and

•

We believe that setting rigorous targets in light of the expected business climate – as opposed to the business climate in earlier periods, as implied by the leading proxy advisory firm – incentivizes performance and, thereby, maximizes value to our stockholders and to do otherwise would demotivate our employees, especially since the annual incentive targets cascade throughout the organization.

With respect to the use of the same metrics for our short-term incentive payment and what the leading proxy advisory firm identifies as “performance-based equity awards”, we note the following:

•

The “performance-based equity awards” about which the leading proxy advisory firm expresses concern are actually a component of our annual incentive bonus program; prior to the introduction of the “annual equity bonus” (as it is referred to in our proxy – see page 35) the annual incentive bonus was paid entirely in cash;

o

Payment of a portion of the annual incentive bonus in equity is a central feature of our broader compensation program as most participants in our annual incentive plan – not just named executive officers – receive a portion of their annual incentive bonus in equity;

•

Payment of a portion of the annual incentive bonus in equity (which vests over four years for our named executive officers and over three years for all others) reflects our desire to increase alignment between participating employees and our stockholders, to discourage participating employees from taking excessive risk for short-term gains and to focus our employees on increasing long-term stockholder value;

•

Our Compensation Committee has investigated the use of multi-year financial metrics in setting goals for “long-term equity incentives awards” (i.e. the portion of our annual equity awards that are distinct from the “annual equity bonus” described above) and given the highly cyclical nature of our business and, relatedly, the impact on our results of real estate activity, mortgage originations, interest rates and other difficult to predict factors beyond the company’s control, the Compensation Committee determined that its own assessment of performance (which for 2020 included qualitative factors such as the pandemic response, efforts to advance the company’s strategic goals and support for ESG efforts), together with peer group and market data, represents the most effective way to determine the amount of long-term equity incentive awards;

April 23, 2021

•	The design of our compensation program has been consistent through our entire 10-year history as a separate public company;

•	Until now, the leading proxy advisory firm has supported our say-on-pay proposal throughout our entire 10-year history as a separate public company; and

•	On average over 96% of stockholder votes cast (including abstentions) over our 10-year history as a separate public company have voted to approve our say-on-pay resolution.

While we believe our compensation program has helped deliver significant value to our stockholders – as evidenced, again, by our 17.5% annualized total shareholder return since we became a separate public company  – we would welcome the opportunity to discuss our program with you and any changes you might suggest.

Thank you for your consideration of this important matter and for your support of First American.

Sincerely,

/s/ Parker S. Kennedy

Parker S. Kennedy

Chairman of the Board

/s/ Michael D. McKee

Michael D. McKee

Chairman of the Compensation Committee

cc:Board of Directors, First American Financial Corporation